Exhibit 3.201

EXECUTION VERSION

SPIRIT ACQUISITION HOLDINGS LLC

LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) effective as of August 29, 2013, by Albertson’s LLC, a Delaware limited liability company, as the sole member (the “Member”).

Preliminary Statement

The Member desires to form a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as amended from time to time (the “Delaware Act”).

Accordingly, in consideration of the promises made herein, the Member hereby agrees as follows:

1. Name. The name of the Company is “Spirit Acquisition Holdings LLC”.

2. Filings of Certificate. The Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware on August 29, 2013. The filing of such Certificate of Formation is hereby approved by the Member. The Member shall be the designated “authorized person” within the meaning of the Delaware Act to execute, deliver and file any amendments or restatements of the Certificate of Formation and any other certificates (and any amendments or restatements thereof) permitted or required to be filed with the Secretary of State of the State of Delaware, and shall continue as the designated “authorized person” within the meaning of the Delaware Act.

2. Purpose.

(a) The Company is organized for the purpose of engaging in any and all activities permitted under applicable law, including, without limitation, engaging in investment, trading or financing activities of all kinds (for its own account or the account of others) and carrying on any business relating thereto or arising therefrom, including entering into any partnership, limited liability company, joint venture or other similar arrangement or owning interests in any entity engaged in any of the foregoing activities.

(b) The Company shall have the power to engage in all actions, proceedings, activities and transactions that the Member may deem necessary or advisable in connection with the foregoing purposes.

3. Registered Office; Registered Agent. The registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County.

4. Members. The name and the address of the Member is as follows:

Name	Address
Albertson’s LLC	250 Parkcenter Blvd. Boise, Idaho 83706

5. Management of the Company. The business and affairs of the Company shall be managed by the Member, who shall have the power and authority, on behalf of the Company, to take any action of any kind not inconsistent with the provisions of this Agreement and to do anything and everything it deems necessary or appropriate to carry on the business and purposes of the Company, including, without limitation:

(a) manage and direct the business affairs of the Company, do any and all acts on behalf of the Company and to exercise all rights of the Company with respect to its interest in any other person, corporation, partnership, limited liability company or other entity, including, without limitation, the voting of securities, exercise of redemption rights, participation in arrangements with creditors, the institution, defense and settlement or compromise of suits and administrative proceedings and other like or similar matters;

(b) acquire, own, lease, sublease, manage, hold, deal in, control or dispose of any interests or rights in real or personal property;

(c) hire employees, consultants, attorneys, accountants, appraisers and other advisers for the Company;

(d) open, trade and otherwise conduct accounts with brokers and dealers;

(e) open, maintain and close bank accounts and draw checks or other orders for the payment of funds;

(f) borrow money or obtain credit from banks, lending institutions or any other person;

(g) assume obligations, incur liabilities, lend money or otherwise use the credit of the Company;

(h) direct the formulation of investment policies and strategies for, and perform all other acts on behalf of, the Company and any entities for which the Company acts as general partner, adviser, manager, managing member, or in other similar capacities, including, without limitation, those activities specified in clauses (a) and (b) above;

(i) organize one or more corporations or other entities to hold record title, as nominee for the Company, to securities, funds or other assets of the Company; and

(j) enter into any contracts it deems necessary or advisable to facilitate the business of the Company.

There shall not be a “manager” (within the meaning of the Delaware Act) of the Company. The Member is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s business, and the actions of the Member taken in accordance with such rights and powers shall bind the Company.

6. Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the earlier to occur of: (a) determination by the Member; and (b) the dissolution of the Member.

7. Initial Capital Contributions. The Member has made a capital contribution to the Company in the amount set forth in the books and records of the Company. The “Percentage Interests” of the Members in the Company are as set forth on Schedule 1 hereto. The sum of the Percentage Interests shall equal to one hundred percent (100%).

8. Additional Contributions. The Member shall have no obligation to make additional capital contributions to the Company.

9. Tax Matters. The Member intends that the Company be treated as a corporation for federal income tax purposes, and the Company shall make an election on Internal Revenue Service Form 8832 to elect to be classified as an association taxable as a corporation.

10. Admission of Additional or Substitute Members. The Company may admit substitute or additional members at the Member’s discretion, the names of which shall be inscribed on Schedule I hereto from time to time.

11. Liability of the Members. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent expressly provided in the Delaware Act.

12. Amendments. This Agreement may be amended only by a written instrument executed by the Member.

13. Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or of any Member.

14. Headings. The titles of Sections of this Agreement are for convenience of reference only and shall not define or limit any of the provisions of this Agreement.

15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of law principles of such State that may lead to the application of the laws of any other jurisdiction.

16. Severability of Provisions. Each provision of this Agreement shall be considered separable, and it for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

17. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the undersigned has duly executed this Limited Liability Company Agreement effective as of the date and year first written above.

ALBERTSON’S LLC

By:	/s/ Robert C. Butler
Name: Robert C. Butler
Title: Chief Operations Officer

[Signature Page to Spirit Acquisition Holdings LLC Agreement]

SCHEDULE I

MEMBERS

Member Name	Percentage Interest
Albertson’s LLC	100%

[Spirit Acquisition Holdings LLC Agreement]